CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated February 15, 2007, which is incorporated by reference, in this Registration Statement (Form N-1A Nos. 2-52718 and 811-2557) of Dreyfus Money Market Instruments, Inc.

ERNST & YOUNG LLP
New York, New York
April 24, 2007